EXHIBIT 14.2

UNITED BANK

CODE OF CONDUCT

It is United Bank’s policy that all employees shall conduct themselves in a manner consistent with the highest standards of honesty and integrity in all aspects of performing their job.  Each employee is provided with a copy of the Code of Conduct for reference and is asked to sign an acknowledgement at the time of employment, and periodically thereafter, that they have received the policy and agree to abide by its terms.

UNITED BANK
EMPLOYEE CODE OF CONDUCT

As a United Bank employee, I recognize that:

•
I am required to administer the affairs of the bank with personal honesty and integrity. I will respond honestly and candidly when dealing with independent and internal auditors, regulators and attorneys.

•	Confidential information, with respect to the bank or its customers acquired in the course of business, is to be used only for bank purposes.

•	My conduct reflects on the bank’s reputation, image, and level of public confidence. I must handle my personal financial activities so as to avoid overdrafts and late payments.

•	I must manage my business and personal affairs so as to avoid situations where personal interests may cause conflict with the interests of the bank or its customers.

•	I will give the bank the time and effort required to fulfill my duties and responsibilities, to include attending all meetings of the committees to which I am assigned and all training required.